Exhibit 10.1

MODIFICATION OF AGREEMENT

This Modification of Agreement (this “Modification”) is made as of this 7th day of March, 2008 by and between Biometrics Investors, L.L.C., a Delaware limited liability company (“Lender”), and Sequiam Corporation, a California corporation (“Borrower”).

WHEREAS, Lender and Borrower are parties to that certain Agreement dated March 30, 2007 (the “Agreement”) pursuant to which Biometrics agreed to loan Sequiam up to $11,500,000 pursuant to two loans;

WHEREAS, on March 30, 2007, Lender provided Borrower $6,500,000.00 in financing under the first loan pursuant to the Agreement;

WHEREAS, as a condition to making additional advances in an amount of at least $800,000 and not more than $1,500,000 under the second loan, Lender requires that the Agreement be modified as provided herein; and

WHEREAS, the parties hereto desire to amend the Agreement to include the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.           Definitions.  Capitalized terms used herein, but not otherwise defined or modified herein, shall have the meanings ascribed to them in the Agreement.

2.           Amendment.  The Agreement is hereby amended by adding the following subsection (d) to Section 4 of the Agreement:

“(d)           Notwithstanding the foregoing conditions in Section 4(c), the following additional conditions shall apply to any Term Loan B Cash Flow Advance:

(i)           Borrower shall use the proceeds from any Term Loan B Cash Flow Advance solely for the working capital. Borrower may not use the proceeds of any Term Loan B Cash Flow Advance to expand the business, hire new staff, or grant any raises or bonuses to management.  Borrower will pay Lender’s reasonable legal fees associated with Term Loan B and any actions taken to enforce its security interest under Term Loan B.  Lender may reserve funds reasonably anticipated to be necessary for such fees and pay them directly.

(ii)           Borrower shall accept Lender’s designation of Douglas Michels as a consultant (the “Consultant”) to Borrower to monitor the use of proceeds from any Term Loan B Cash Flow Advance and advise Borrower of other capital raising opportunities. Borrower will give the Consultant access to all company books and records upon request, but the Consultant shall have no operational duties or authority with respect to Borrower. The Consultant shall be compensated by Lender and not by Borrower.  Borrower will, however, pay reasonable travel expenses for Consultant and other employees of Lender in connection with monitoring Term Loan B.

(iii)           Borrower shall pay to Lender a facility fee equal to one percent (1%) of each additional advance made under this modification, payable at the funding of each such advance.”

3.           Conflict.  Except as hereby amended, the Agreement shall remain unchanged and in full force and effect.  If there is any conflict between the terms and provisions of the Agreement and the terms and provisions of this Modification, this Modification shall control.

4.           Counterparts.  This Modification may be executed in any number of identical counterparts, any or all of which may contain signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

           IN WITNESS WHEREOF, the parties hereto have each executed this Modification to be effective for all purposes as of the date first written above.

BORROWER:

SEQUIAM CORPORATION,
  a California corporation

By:      _____________________________
Name:   Mark L. Mroczkowski
Title:     Executive Vice President and
 Chief Financial Officer

LENDER:

BIOMETRICS INVESTORS, L.L.C.,

By:        ____________________________
Name:   ____________________________
                                Title:     ____________________________